Subject to Completion
             Preliminary Pricing Supplement dated January 2, 2007


                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-132911
PRICING SUPPLEMENT
------------------
(To MTN Prospectus Supplement, general Prospectus Supplement and Prospectus dated March 31, 2006)
Pricing Supplement Number:

                           Merrill Lynch & Co., Inc.

                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                     Fixed Rate Notes due January    , 2037
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Principal Amount:

Issue Price:                100% of Principal Amount

Denominations:              $1,000 and integral multiples thereof

Purchase Price
to Underwriter:                    % of Principal Amount

CUSIP Number:

Interest Rate:                       %, calculated on the basis of a 360 day year of twelve 30 day months (unadjusted).

Original Issue Date:        January   , 2007

Stated Maturity Date:       January   , 2037

Interest Payment Dates:     January   and July    of each year, commencing July   , 2007
                            subject to the following Business Day convention.

Repayment at the Option
of the Holder:              The Notes cannot be repaid at the option of the holder prior to the Stated Maturity Date.

Redemption at the Option
of the Company:             On and after January    , 2008, the Notes will be subject to redemption at the option of Merrill Lynch
                            & Co., Inc. (the "Company") in whole, but not in part, on each Interest Payment Date upon 5 business days' notice at a price equal to 100% of the principal amount per Note plus accrued and unpaid interest.

Form:                       The Notes will be issued in fully registered book-entry form.  As described in the accompanying general prospectus supplement, upon issuance, all of the Notes will be represented by one or more fully registered global Notes. Each global Note will be deposited with, or on behalf of, The Depository
                            Trust Company, otherwise known as DTC, or any successor to it (the "depository"), as depositary, and registered in the name of Cede & Co., DTC's partnership nominee.

Trustee:                    The Bank of New York

Underwriter:                Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S")

Business Day:               Any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Dated:                      January    , 2007

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